UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 22, 2010

Date of Report (Date of
earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

(650) 583-3774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05.              Costs Associated with Exit or Disposal Activities.

At its meeting on March 22, 2010, the Board of Directors (the “Board”) of the Company approved a restructuring plan in connection with the Company’s decision to suspend its efforts to pursue a New Drug Application (“NDA”) for  picoplatin in small cell lung cancer, as described in Item 8.01 below.  This reduction in personnel will decrease the number of employees by approximately 45 percent, to a total of 12, effective April 30, 2010.  The Company will continue to provide clinical and regulatory support activities for its current studies.  In connection with this plan, the Company currently estimates that it will incur a total restructuring charge of approximately $0.5 million, consisting of one-time employee termination benefits, which are subject to future change as further analysis is conducted.  The full amount of the estimated restructuring charge will result in future cash expenditures.

Section 8 – Other Events

Item 8.01.              Other Events.

On March 24, 2010, the Company announced that, following a detailed analysis of primary and updated data from the Phase 3 SPEAR study of picoplatin in small cell lung cancer (“SCLC”) and an evaluation of the ongoing NDA process with the U.S. Food and Drug Administration, the Company decided to suspend its efforts to obtain regulatory approval for picoplatin in SCLC at this time. The Company plans to focus its resources on developing pivotal clinical strategies for picoplatin in small cell lung cancer, as well as colorectal, prostate, and ovarian cancers.  Pursuant to this decision, the Company engaged Leerink Swann LLC to conduct a comprehensive review of the Company’s strategic alternatives, including capital raising alternatives, merger, sale or partnership. The Company does not plan to release additional information about the status of the review of alternatives until a definitive agreement is entered into or the process is otherwise completed.

See press release dated March 24, 2010, attached hereto as Exhibit 99.1 and incorporated herein by reference, specifically including the cautionary note regarding forward-looking statements contained in the press release.

Section 9 – Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1 - Press release dated March 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: March 25, 2010	By:	/s/ Gregory L. Weaver
Name: Gregory L. Weaver
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 24, 2010